Exhibit 99.1
National American University Holdings, Inc. Declares Second Quarter 2011 Dividend of $0.03 per share
Rapid City, South Dakota, October 27, 2010 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH) announced that on October 25, 2010, the Company’s Board of Directors declared a cash dividend in the amount of $0.03 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on December 31, 2010, to be paid on or about January 7, 2011. This represents an increase from the prior quarterly period, in which the Company paid a dividend of $0.0275. National American University Holdings, Inc. operates on a May 31st fiscal year.
About National American University Holdings, Inc.
National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (NAU), a regionally accredited, for-profit, multi-campus institution of higher learning offering associate, bachelor’s, and master’s degree programs in health care and business-related disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, National American University has been providing quality technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, National American University began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provides students with the flexibility and convenience to take courses at times and places that better fit their busy lifestyles.
Contact Information

National American University Holdings, Inc.	Investor Relations Counsel
Dr. Ronald Shape	The Equity Group Inc.
605-721-5220	Adam Prior
rshape@national.edu	212-836-9606
aprior@equityny.com